Pricing Supplement Dated August 8, 2011				Rule 424 (b) (3)
(To Prospectus Dated May 24, 2010)				File No. 333-156775

Ally Financial Inc.
Demand Notes - Floating Rate

Annual Yield:	2.25%

Effective Dates:	8/8/2011	through	8/14/2011